  Kiewit                                Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Kent Grisham
March 1, 2006	Phone:	402-943-1338
	E-mail:	kent.grisham@kiewit.com

KIEWIT REPORTS 2005 RESULTS

Omaha, NE – Peter Kiewit Sons', Inc. announced today that revenues increased 23.5 percent in 2005 to $4.15 billion compared to 2004 revenues of $3.36 billion.  Net income is reported as $228 million, up 13 percent from 2004.  Both revenue and income figures exceed the preliminary estimates released in January, 2006.

Kiewit’s construction operations accounted for 92 percent of its operating income with mining operations accounting for the remaining eight percent.  Mining revenues increased in 2005 to $171 million compared to $93 million in 2004.

Kiewit’s backlog also increased to $5.8 billion at the end of 2005, compared to $3.5 billion for the same time in 2004.  Additionally, Kiewit was the selected contractor on $2.1 billion worth of construction work in North America that had not been awarded at the end of the year, compared to $200 million at the end of 2004.

The formula value of Kiewit’s employee-owned common stock increased 24.4 percent during 2005, rising to $47.90 from a year-end value of $38.50 in 2004.  Kiewit’s per share dividend was 95 cents in 2005.

 “These results represent outstanding effort on the part of everyone at the company,” said Kiewit spokesman Kent Grisham.  “Along with great financial results we also continued to improve upon an already exemplary safety record and our customers continue to give us higher marks on the quality of our work.  All of this makes for a great foundation on which to build an even better year in 2006.”

Kiewit is one of North America’s largest and most respected construction and engineering organizations and is the successor to a construction business founded in 1884.  Headquartered in Omaha, Nebraska, the employee-owned company operates through a network of offices in the United States and Canada.  Kiewit offers construction and engineering services in a variety of sectors including transportation, buildings, water and power, underground facilities, telecommunications, industrial, oil and gas facilities, mining and offshore facilities.  Kiewit’s workforce includes approximately 4,500 salaried and hourly staff along with more than 10,000 craft workers.

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Forward- Looking and Cautionary Statements   Some of the statements made in this news release may be forward looking in nature.  Actual results may differ from any such statements.  Peter Kiewit Sons', Inc. undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise.  Additional information concerning Peter Kiewit Sons', Inc. can be found within its filings with the Securities and Exchange Commission.